Exhibit 16.1

[Letterhead of Deloitte & Touche LLP]

June 2, 2004

Securities and Exchange Commission

Mail Stop 11-3

450 5th Street, N.W.

Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of AirNet Communications Corporation’s Form 8-K dated May 27, 2004 and have the following comments:

1.	We agree with the statements made in 4(a); and

2.	We have no basis to agree or disagree with the statement made in 4(b).

Yours truly,

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP